EXHIBIT 12

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

                          XILINX, INC.
 STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  (in thousands, except ratios)


                                                  Years Ended March 31,

                                       1996       1995       1994      1993      1992
                                   ---------   --------  --------   --------  --------
Income before taxes                $ 170,902   $ 94,845  $ 67,436   $ 43,610  $ 33,758
Add fixed charges                      6,356      1,213     1,113      1,181     1,038
                                   ---------   --------  --------   --------  --------
Earnings (as defined)              $ 177,258   $ 96,058  $ 68,549   $ 44,791  $ 34,796
                                   =========   ========  ========   ========  ========

Fixed charges
    Interest expense               $   5,282   $    549  $    535   $    659  $    652
    Amortization of debt                 363         --        --         --        --
       issuance costs
    Estimated interest                   711        664       578        522       386
       component of rent expenses
                                   ---------   --------  --------   --------  --------
Total fixed charges                $   6,356   $  1,213  $  1,113   $  1,181  $  1,038
                                   =========   ========  ========   ========  ========
Ratio of earnings to fixed              27.9       79.2      61.6       37.9      33.5
charges                            =========   ========  ========   ========  ========

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